                                                                   EXHIBIT 10.45

                      AMENDED AND RESTATED PROMISSORY NOTE
                                  (FACILITY II)


$1,500,000                                                        March 13, 2000
                                                                Phoenix, Arizona

Interest Rate:             Prime Rate plus 350
                           Basis Points (see Section 3 below).

Maturity Date:             March 31, 2001 (see Section 6 below).

--------------------------------------------------------------------------------

     1. FOR VALUE RECEIVED, MOBILITY ELECTRONICS, INC., f/k/a Electronics Accessory Specialists International, Inc. a Delaware corporation ("Borrower"), promise(s) to pay to the order of BANK OF AMERICA N.A. successor by merger to NationsBank, N.A., (the "Bank"), at Bank's Home Office in Phoenix, Arizona, or at such other place as Bank may from time to time designate, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), plus interest thereon from the date of the respective advances until paid. This Amended and Restated Promissory Note (this "Note") amends and restates that certain Promissory Note in the principal amount of $1,500,000 dated November 2, 1999 from Borrower in favor of Bank and evidences a loan (the "Loan") from Bank to Borrower pursuant to that certain Amended and Restated Business Loan Agreement dated November 2, 1999 as amended by that certain Loan Modification and Extension Agreement dated of even date herewith (collectively the "Loan Agreement").

     2. This Note is secured by a Security Agreement dated November 2 1999, Pledge of Certificate of Deposit ($150,000) dated November 2, 1999, a Pledge of Certificate of Deposit ($75,000) dated November 2, 1999, and a Patent Collateral Assignment and Security Agreement dated November 2, 1999, (collectively, the "Security Documents"), covering certain property as therein described (the "Property"). It may also be secured by other collateral. This Note and the Security Documents are among several Loan Documents, as defined and designated in the Loan Agreement, between Bank and Borrower and several guarantors. Some or all of the Loan Documents, including the Extension Agreement, contain provisions for the acceleration of the maturity of this Note.

     3. The principal sum outstanding from time to time under this Note shall bear interest at the Prime Rate plus Three Hundred Fifty (350) basis points per year, as the same may change from time to time (the "Prime-based Rate"). As used herein, the "Prime Rate" means the per annum rate of interest publicly announced from time to time by Bank at San Francisco, California, as its Prime Rate. The Prime Rate is set by Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

     4. Borrower will pay interest commencing April 1, 2000 (in arrears) and on the first day of each month thereafter through March 1, 2001. On March 31, 2001, Borrower will repay the remaining principal balance plus any interest then due. The amount of interest due will change from time to time if there are changes in the Prime Rate.

     5. For purposes of this Note, "interest" shall include any and all interest payable as provided in this Note, together with any and all sums (the "Additional Interest") payable by Borrower under any existing or future agreement between Bank and Borrower. Borrower shall pay any and all Additional Interest at the times and in the amounts specified in such agreements.

     6. All principal and all accrued and unpaid interest and all other amounts payable hereunder shall be due and payable no later than March 31, 2001; provided that all principal and any accrued and unpaid interest under Facility II shall be fully due and payable immediately upon Borrower's receipt of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000) (in the aggregate) from one or more public or private equity offerings and/or capital contributions from existing or future shareholders in Borrower.

     7. Borrower may prepay some or all of the principal under this Note, without penalty or premium. All prepayments shall be applied first on late charges and costs, if any, and then on interest then due and the remainder on the principal balance. Any payment of principal hereunder, in monthly payments or otherwise, may not be reborrowed by Borrower.

     8. If Borrower fails to make any payment of principal or interest when it is due and payable or upon the occurrence of any Event of Default as defined hereunder, Borrower agrees to pay interest on the outstanding principal and accrued and unpaid interest at an annual rate (the "Default Rate") of five hundred (500) basis points in excess of the Prime-based Rate, from the date the payment becomes due until Borrower pays in full all such amounts due under this Note.

     9. From and after maturity of this Note, whether by acceleration or otherwise, all sums then due and payable under this Note, including all principal and all accrued and unpaid interest, shall bear interest until paid in full at the Default Rate.

     10. If an "Event of Default", (as defined in the Loan Agreement) occurs, at the holder's option, exercisable in its sole discretion, all sums of principal and interest under this Note shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

     11. It shall also be an "Event of Default" under this Note if Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding"). If that happens all sums of principal and interest under this Note shall automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

     12. All amounts payable under this Note are payable in lawful money of the United States during normal business hours on a Banking Day, as defined below. Checks constitute payment only when collected.

     13. If any lawsuit or arbitration is commenced which arises out of or relates to this Note, the Loan Documents or the Loan, the prevailing party shall be entitled to recover from each other party such sums as the court (but not the jury) or arbitrator may adjudge to be reasonable attorneys' fees in the action or arbitration, in addition to costs and expenses otherwise allowed by law. In all other situations, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Bank's costs and expenses, including attorneys' fees, which may be incurred in enforcing or protecting Bank's rights or interests. From the time(s) incurred until paid in full to Bank, all such sums shall bear interest at the Default Rate.

     14. Whenever Borrower is obligated to pay or reimburse Bank for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel.

     15. This Note is governed by the laws of the State of Arizona, without regard to the choice of law rules of that State.

     16. Borrower agrees that the holder of this Note may accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note, all without notice to Borrower and without affecting the liability of Borrower.

     17. If Bank delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Bank's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Bank of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Bank. All of Bank's remedies in connection with this Note, or any of the other Loan Documents or under applicable law shall be cumulative, and Bank's exercise of any one or more of those remedies shall not constitute an election of remedies.

     18. This Note inures to and binds the heirs, personal representatives, successors and assigns of Borrower and Bank; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of its rights or obligations without the prior written consent of Bank in each instance. Bank in its sole discretion may transfer this Note, and may sell or assign participations or other interests in all or part of the Loan, on the terms and subject to the conditions of the Loan Documents, all without notice to or the consent of Borrower. Also without notice to or the consent of Borrower, Bank may disclose to any actual or prospective purchaser of any securities issued or to be issued by Bank, and to any actual or prospective purchaser or assignee of any participation or other interest in this Note, the Loan or any other loans made by Bank to Borrower (whether evidenced by this Note or otherwise), any financial or other information, data or material in Bank's possession relating to Borrower, the Loan or the Property, including any improvements on it. If Bank so requests, Borrower shall sign and deliver a new note to be issued in exchange for this Note.

     19. As used in this Note, the terms "Bank", "holder" and "holder of this Note" are interchangeable. As used in this Note, the word "include(s)" means "include(s), without limitation", and the word "including" means "including, but not limited to." The term "Banking Day" is defined to mean a day other than a Saturday or Sunday, on which Bank is open for business in Phoenix, Arizona.

     20. If more than one person or entity are signing this Note as Borrower, their obligations under this Note shall be joint and several.

     21. Each periodic payment shall be credited first on late charges and costs of collection, if any, and then on interest then due and the remainder on principal, and interest shall thereupon cease upon the principal so credited.

     22. Time is of the essence of each and every obligation set forth herein, including without limitation, payment.

     23. The makers, endorsers, and guarantors of this Note jointly and severally waive diligence, demand, presentment for payment, protest, notice of non-payment and of protest, notice of default, notice of acceleration and all other notices or demands of any kind. They jointly and severally consent, without notice to them and without release of their liability to extensions and accommodations given by the holder of this Note, the release notifications and exchanges of any security, and to release, in whole or in part, of any other maker, endorser or guarantor, and they each agree to make payment without the prior consent by the holder to any security or against any other maker, endorser or guarantor.

     24. Borrower has caused this Note to be executed by its officers, who were duly authorized and directed to do so by a resolution of its Board of Directors which was duly passed and adopted by the requisite number of members of the Board at a meeting which was duly called, noticed, and held or by a duly adopted Action by the Unanimous Written Consent of the Board of Directors.

Borrower:                                                  Mailing Address:

Mobility Electronics, Inc.,  f/k/a Electronics             7955 E. Redfield Road
Accessory Specialists International, Inc., a               Scottsdale, AZ 85260
Delaware corporation                                       ATTN:  Charles Mollo

By: /s/ RICHARD W. WINTERICH
   ------------------------------------------
Name: Richard W. Winterich
     ----------------------------------------
Title: Vice President & CFO
      ---------------------------------------

STATE OF ARIZONA           )
                           ) ss.
COUNTY OF MARICOPA         )

         The foregoing instrument was acknowledged before me this 15 day of March, 2000 by Richard Winterich, the CFO of Mobility Electronics, Inc., a(n) Delaware corporation, on behalf of the corporation.

                                                      /s/ LISA WERNECKE
My commission expires:                                ------------------------
                                                      Notary Public
5-11-03